PROGOLD, LLC

FINANCIAL STATEMENTS
AUGUST 31, 2022

WITH INDEPENDENT AUDITOR’S REPORT

4220 31st Avenue S.
Fargo, ND 58104-8725

Phone: 701.237.6022
Toll Free: 888.237.6022
Fax: 701.280.1495

INDEPENDENT REPORT

To the Board of Governors
ProGold, LLC
West Fargo, ND

Opinion

We have audited the financial statements of ProGold, LLC, which comprise of the balance sheet as of August 31, 2022, the related statements of income, changes in members equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements presented fairly, in all material respects, the financial position of ProGold, LLC as of August 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibility for the Audit of the Financial Statements section of our report. We are required to be independent of ProGold, LLC and to meet our ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatements, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about ProGold, LLC’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Member of
1
www.wr.cpa

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from Material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually, or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgement and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsible to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ProGold, LLC’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about ProGold, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Fargo, North Dakota
September 30, 2022

PROGOLD, LLC

BALANCE SHEET
AUGUST 31, 2022

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$199,787
Accounts receivable	30
Prepaid expenses	46,087

Total current assets	245,904

PROPERTY AND EQUIPMENT HELD FOR LEASE
Land and land improvements	10,191,265
Buildings and equipment	256,397,834
Less accumulated depreciation	(229,422,428)

Total property and equipment held for lease	37,166,671

OTHER ASSETS
Deferred lease asset	155,272

Total assets	$37,567,847

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Related party accounts payable	$397,367

MEMBERS' EQUITY	37,170,480

Total liabilities and members' equity	$37,567,847

See Notes to Financial Statements	3

PROGOLD, LLC

STATEMENT OF INCOME
FOR THE YEAR ENDED AUGUST 31, 2022

REVENUES
Related party rental revenue on operating lease	$17,880,277

OPERATING EXPENSES
Depreciation	2,989,355
Maintenance	748,367
General and administrative	259,785

Total expenses	3,997,507

Operating income	13,882,770

OTHER INCOME	1,715,489

NET INCOME	$15,598,259

See Notes to Financial Statements	4

PROGOLD, LLC

STATEMENT OF MEMBERS' EQUITY
FOR THE YEAR ENDED AUGUST 31, 2022

	American
	Crystal	Golden		Total
	Sugar	Growers		Members'
	Company	Cooperative	Cargill	Equity

BALANCE, AUGUST 31, 2021	$19,418,203	$18,656,703	$-	$38,074,906

Net income	4,155,847	7,799,129	3,643,283	15,598,259

Transfers	(18,917,133)	238,680	18,678,453	-

Distributions	(4,656,917)	(8,109,272)	(3,736,496)	(16,502,685)

BALANCE, AUGUST 31, 2022	$-	$18,585,240	$18,585,240	$37,170,480

See Notes to Financial Statements	5

PROGOLD, LLC

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED AUGUST 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,598,259
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,989,355
Loss on sale of assets	394,228
Changes in assets and liabilities
Accounts receivable	(12)
Prepaid expenses	25,491
Other assets	(155,172)
Accounts payable	2,310,690
Deferred revenues	(2,277,778)

Net cash provided by operating activities	18,885,061

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment held for lease	2,915,876
Expenditures for property and equipment held for lease	(7,227,968)

Net cash provided by investing activities	(4,312,092)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to members	(16,502,685)

NET CHANGE IN CASH	(1,929,716)

CASH AND CASH EQUIVALENTS, Beginning of year	2,129,503

CASH AND CASH EQUIVALENTS, End of year	$199,787

SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INFORMATION

Return of construction in progress to owner	$5,757,968

Cancellation of accrued liability for construction in progress	$(5,757,968)

Lease deferred revenue cancellation	$2,111,111

See Notes to Financial Statements	6

PROGOLD, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED AUGUST 31, 2022

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

ProGold, LLC (ProGold) is organized as a Minnesota limited liability company. ProGold was owned by American Crystal Sugar Company (51%) and Golden Growers Cooperative (49%). Effective March 1, 2022, American Crystal Sugar Company transferred ownership in ProGold to Cargill, Incorporated, resulting in a 50/50 venture between Cargill and Golden Growers Cooperative. ProGold has been organized with a life of 50 years and its legal existence will terminate on July 13, 2044, absent a business continuation agreement.

Related Party Operating Lease

ProGold leases a corn wet milling facility to Cargill, Inc. under an operating lease which runs through March 1, 2027, with an automatic one-year extension if certain conditions are not met. Payments are to be received monthly under the lease. The operating lease revenue is recognized as earned ratably over the term of the lease and to the extent that amounts received exceed amounts earned, deferred revenue is recorded. The Company generates lease revenue, which is recognized under ASC Topic 840, Leases, which falls outside the lease scope of ACS topic 606. Expenses (including depreciation and interest) are charged against such revenue as incurred. The lease contains provisions for incresed payments to be received during the lease period related to the plant's capital additions and also requires ProGold to pay $750,000 annually, on a calendar year basis, to fund infrastructure maintenance.

Included in the lease agreement, there was an option agreement allowing Cargill to purchase 50% interest in ProGold from American Crystal Sugar Company. If this option were to be exercised, American Crystal Sugar Company also agreed to sell the remaining 1 % interest to Golden Growers Cooperative, resulting in a 50/50 venture between Cargill and Golden Growers Cooperative. This option was exercised as of March 1, 2022. As of August 31, 2022, Cargill and Golden Growers Cooperative each have 50% ownership of ProGold.

Cash and Cash Equivalents

ProGold Considers all highly liquid debt and equity instruments purchased with a maturity of three months or less to be cash equivalents. ProGold places its temporary cash investments with high-credit-quality financial institutions. At times, such investments may be in excess of the applicable insurance limit.

Property and Equipment Held for Lease

Property and equipment held for lease are stated at cost. Depreciation on assets placed in service is provided using the straight-line method over the estimated useful lives of the individual assets, ranging from 5 to 40 years.

Impairment of Long-Lived Assets

ProGold reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value there were no impairment losses for the year ended August 31, 2022.

Related Parties

Golden Growers Cooperative, Cargill, Inc. and American Crystal Sugar are considered related parties for financial reporting purposes.

(Continued)	7

PROGOLD, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED AUGUST 31, 2022

Revenue Recognition

Revenue are measured based on the amount of consideration specified in the operating lease agreement. Revenues are recognized when and as performance obligations are satisfied, which is when the rental revenue is received each month. The Company's contracts are generally accounted for as a single performance obligation. The evaluation of contracts with customers, performance obligations, and variable consideration requires significant judgment.

Income Taxes

ProGold is treated in a manner similar to a partnership for federal and state income tax purposes, based upon its current organization. Accordingly, the financial statements do not include any provision for income taxes.

Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued an update to the authoritative guidance to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The guidance provided by this update becomes effective for ProGold issuance date.

Subsequent Events

Management has evaluated subsequent events through the date of the auditor's report, which is the date the financials were available to be issued. The Company believes that there have been no significant subsequent events where disclosures are necessary.

NOTE 2 - REVENUE RECOGNITION

The Company generates revenue primarily from rental income related to the operating agreement with Golden Growers Cooperative and Cargill, Incorporate.

Identify Contracts with Customers

Revenue are measured based on the amount of consideration specified in the operating lease agreement. Revenues are recognized when and as performance obligations are satisfied, which is when the rental revenue is received each month. The Company's contracts are generally accounted for as a single performance obligation. The evaluation of contracts with customers, performance obligations, and variable consideration requires significant judgment.

Performance Obligations

Contracts are considered to contain a single performance obligation, which is the monthly rent. Payment is due based on terms specified in the operating agreement.

(Continued)	8

PROGOLD, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED AUGUST 31, 2022

Variable Consideration

The nature of the Company's business does not give rise to variable consideration.

Significant Judgments

The evaluation of contracts with customers, performance obligations, and variable consideration requires significant judgment; the decision to combine contracts or separate a combined or single contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period.

NOTE 3 - RELATED PARTY LEASE WITH CARGILL, INC

Future minimum payments to be received under the lease are as follows:

2023	$15,750,000
2024	16,000,000
2025	16,000,000
2026	16,000,000

$63,750,000

NOTE 4 - RELATED PARTY CAPITAL EXPENDITURES AGREEMENT WITH CARGILL, INC

ProGold entered into an Infrastructure Maintenance Agreement with Cargill, Inc in which ProGold agreed to fund Cargill Inc for infrastructure maintenance as set forth in the following schedule:

2023	$625,000
2024	500,000
2025	500,000
2026	500,000

$2,125,000

PROGOLD, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED AUGUST 31, 2022

NOTE 5 - DISTRIBUTION TO MEMBERS

Distributions are authorized by the Board of Governors and distributed among Members based on their percentage interest.

NOTE 6 - ENVIRONMENTAL MATTERS

ProGold is subject to extensive federal and state environmental laws and regulations with respect to water and air quality, solid wase disposal and odor and noise control. The operating lease with Cargill, Inc provides that ProGold be responsible for claims arising for occurrences prior to the execution of the original operating lease, December 1, 1997. ProGold believes that it was in substantial compliance with applicable environmental laws and regulations prior to that time. The operating lease also provides that Cargill, Inc operate the corn wet milling facility in compliance with all applicable federal and state environmental laws and regulations further the term of the lease.

NOTE 7 - INCOME TAXES

ProGold conducts an annual analysis of its various tax positions, assessing the likelihood of those positions being upheld upon examination with relevant tax authorities. ProGold has determined that it has no unrecognized tax benefits. No interest or penalties are recognized in the statements of operations. ProGold is no longer subject to U.S. Federal or state income tax examinations by tax authorities for fiscal years 2016 and earlier.